Exhibit 99.1

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                             Telephone:  (804)-560-8490

                      FOR IMMEDIATE RELEASE: APRIL 16, 1999

      ESKIMO PIE CORPORATION REPORTS IMPROVED 1ST QUARTER RESULTS POSTPONES
                                 ANNUAL MEETING

         Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation today reported consolidated net income of $232,000 or $0.07 per share for the quarter ended March 31, 1999 on sales of $16.1 million. The 1999 results compare with net income of $201,000 or $0.06 per share for the comparable period in 1998 on sales of $16.0 million.

         The 1999 results include restructuring charges of approximately $314,000 which, after related tax effects, reduced net income by $198,000 or $0.06 per share. Approximately $104,000 of these charges relate to the discontinuance of certain manufacturing operations in the Company's Packaging division, the execution of which is consistent with the Company's recently announced growth and restructuring plan. The remaining $210,000 of restructuring costs, reflect expenses incurred to date in connection with the previously announced consideration of strategic alternatives. Exclusive of the restructuring charges, net income would have been $430,000 ($0.12 per share) or double the 1998 results.

         In response to the first quarter results, Arnold H. Dreyfuss, the Company's Chairman of the Board, stated that "The Board is pleased to see the continued improvement in operating results. Exclusive of the restructuring charges, operating income almost doubled and sales increased for the third quarter in a row. These most recent results reflect well on management's abilities and support the Board's recent decision to implement an aggressive corporate growth and restructuring plan focused on the core Eskimo Pie brand within the Company's licensing and foodservice businesses."

         David B. Kewer, the Company's President and Chief Executive Officer, added "We are especially pleased to report that the sales of Eskimo Pie brand products within the licensing and foodservice businesses increased by almost 10% during the first quarter. These increases offset declines in other licensed brand products and led to an overall improvement in the Company's consolidated gross margin. The increased advertising and sales promotion expense reflects the Company's previously announced plans to reinvest in the Company's core Eskimo Pie brand products. Management's continued efforts to control spending led to additional general and administrative savings as well."

         Mr. Kewer continued, "The improved operating results are also significant given management's involvement with the strategic planning process completed during the first quarter. Now that a decision has been made regarding the Company's future, management can now move forward to fully execute the growth and restructuring program which was deferred during the strategic planning process. We believe that the improvements seen in recent quarters provide credible evidence that we can succeed with our focused growth plans."

         The Company also announced that its Board of Directors has postponed the Annual Meeting of Shareholders previously scheduled for May 12, 1999. Mr. Dreyfuss stated that the postponement was the result of ongoing discussions with Yogen Fruz World-Wide Incorporated concerning certain shareholder proposals it was considering for the meeting. Dreyfuss added that the decision to delay the meeting was one with which Yogen Fruz, the Company's largest single shareholder, concurred. The postponement will provide both the Company and Yogen Fruz additional time to discuss and evaluate mutually beneficial, joint strategic opportunities.

         Shareholders will be receiving a mailing concerning the postponement. The Company plans to hold its rescheduled Annual Meeting of Shareholders on September 8, 1999. Updated proxy materials will be distributed in connection with the rescheduled meeting later in the summer.

         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Corporation also manufactures soft serve yogurt and premium ice cream products for sale to the commercial foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
         Information in this release relating to the Company's future plans and performance are "forward looking statements" and, as such, involve certain risks and uncertainties that could cause actual results to vary materially. Potential risks and uncertainties include, but are not limited to: (1) the highly competitive nature of the frozen dessert market and the level of consumer interest in the Company's products, (2) product costing, (3) the weather, (4) the performance of management including management's ability to implement its plans as contemplated, (5) the Company's relationships with its licensees and licensors, (6) the impact of Year 2000 matters and (7) government regulation.


              ***** Financial Statements Follow This Release *****

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


                             ESKIMO PIE CORPORATION
             Condensed Consolidated Statements of Income (Unaudited)

  For the three months ended March 31,                                                             1999               1998
  ------------------------------------------------------------------------------------------------------------------------------
  (In thousands, except Per Share Data)

  Net sales                                                                                    $     16,129        $     16,031
  Cost of products sold                                                                               9,283               9,501
                                                                                            ------------------------------------
           Gross profit                                                                               6,846               6,530

  Advertising and sales promotion expenses                                                            3,881               3,662
  Selling, general and administrative expenses                                                        2,143               2,418
  Expense from restructuring activities                                                                 314                   -
                                                                                            ------------------------------------
           Operating income                                                                             508                 450

  Interest income                                                                                        19                  61
  Interest expense and other - net                                                                      159                 192
                                                                                            ------------------------------------
           Income before income taxes                                                                   368                 319

  Income tax expense                                                                                    136                 118
                                                                                            ------------------------------------

           Net income                                                                          $        232        $        201
                                                                                            ====================================

  Per  Share Data
           Basic:
                    Weighted average number of common shares outstanding                          3,462,796           3,458,002
                    Net income                                                                 $       0.07        $       0.06
                                                                                            ====================================

           Assuming dilution:
                    Weighted average number of common shares outstanding                          3,469,385           3,463,107
                    Net income                                                                 $       0.07        $       0.06
                                                                                            ====================================

           Cash dividend                                                                       $       0.05        $       0.05
                                                                                            ====================================



                             ESKIMO PIE CORPORATION
                Condensed Consolidated Balance Sheets (Unaudited)


                                                                                 March 31,      December 31,         March 31,
As of                                                                              1999             1998               1998
---------------------------------------------------------------------------------------------------------------------------------
(In thousands, except share data)

Assets
Current assets:
         Cash and cash equivalents                                             $      1,008      $        530       $      1,830
         Receivables                                                                  8,888             6,817              8,880
         Inventories                                                                  5,418             4,897              4,762
         Prepaid expenses                                                               611               889                712
                                                                            -----------------------------------------------------

                  Total current assets                                               15,925            13,133             16,184

         Property, plant and equipment - net                                          7,070             7,665              7,901
         Goodwill and other intangibles                                              17,395            17,645             17,433
         Other assets                                                                 1,636             1,645              1,998
                                                                            -----------------------------------------------------

                  Total assets                                                 $     42,026      $     40,088       $     43,516
                                                                            =====================================================

Liabilities and Shareholders' Equity

Current liabilities:
         Accounts payable                                                      $      3,876      $      2,875       $      4,087
         Accrued advertising and promotion                                            2,740             1,728              2,784
         Accrued compensation and related amounts                                       293               211                442
         Other accrued expenses                                                         889               657                932
         Current portion of long term debt                                            1,317             1,317              1,317
                                                                            -----------------------------------------------------

                  Total current liabilities                                           9,115             6,788              9,562

Long term debt                                                                        7,371             3,901              4,889
Convertible subordinated notes                                                            -             3,800              3,800
Postretirement benefits and other liabilities                                         3,201             3,373              3,146

Shareholders' equity:
         Preferred stock, $1.00 par value; 1,000,000 shares
                  authorized, none issued and outstanding                                 -                 -                  -
         Common stock, $1.00 par value; 10,000,000 shares
                  authorized, 3,462,796 issued and outstanding in 1999,
                  3,458,597 at December 31,1997 and 3,458,002 at
                  March 31, 1998                                                      3,463             3,459              3,458
         Additional capital                                                           4,443             4,393              4,361
         Retained earnings                                                           14,433            14,374             14,300
                                                                            -----------------------------------------------------

                  Total shareholders' equity                                         22,339            22,226             22,119

                  Total liabilities and shareholders' equity                   $     42,026      $     40,088       $     43,516
                                                                            =====================================================
